UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2011

Bluesky Systems Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52548	20-1699814
(State or other Jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

1801 Century Park East, Suite 1500
Los Angeles, California 90067
(Address of principal executive offices)

(310) 277-4200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

(1)

Item 3.02 Unregistered Sales of Equity Securities

Pursuant to the Consulting Agreement referred to in Item 5.02, the Company agreed to issue to Gerald McLean options to purchase 1,200,000 shares of its Common Stock (the “Options”). The Options were issued under an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Regulation D.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective November 16, 2011, Gerald McLean was appointed to the Board of Directors of the Company. Since July 2001, Mr. McLean has been the President and Chief Executive Officer at Sonus International Inc. with responsibility for worldwide operations, global sales and services, and international manufacturing. Prior to joining Sonus International Inc., Mr. McLean worked in senior executive level positions with Panama Jack Inc. and R & J Distributing Inc. Mr. McLean has for ten years as President and Chief Executive Officer for The Bear Factory LLC, which is a division of Sonus International Inc. The Bear Factory is a toy industry start-up company where he directed manufacturing and distribution initiatives. Under Mr. McLean’s leadership, The Bear Factory grew to become an international brand located in 27 countries worldwide. To accomplish worldwide sales, Mr. McLean worked with the Chinese government to open manufacturing and distribution plants located in the cities of Shenzhen and Dongquan, China, where The Bear Factory employs over 9,500 employees. In his current role, Mr. McLean leads a team of 28 staff to develop new products; engage the marketplace; meet demanding targets; develop strategic alliances; establish standard setting initiatives; create a stable business environment; and manage community relations in China and the United States.

On November 16, 2011, Mr. McLean entered into a Consulting Agreement with the Company pursuant to which the Company engaged Mr. McLean to render corporate management, strategic planning and manufacturing consulting services. The Consulting Agreement is terminable by either party on 60 days’ notice. As compensation for Mr. McLean’s services, the Company agreed to issue to Mr. McLean options to acquire 1,200,000 shares of the Company’s Common Stock at the fair market value of the shares as of the date of grant.

(2)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2011	Bluesky Systems Holdings, Inc.

/s/ Dan Kehoe
Dan Kehoe
President